UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/23/2006

Armstrong World Industries, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-2116

PA	23-0366390
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

P.O. Box 3001
Lancaster, PA 17604
(Address of principal executive offices, including zip code)

717-397-0611
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Armstrong World Industries, Inc. (the "Corporation") has approved the adoption of the Armstrong World Industries, Inc. 2006 Phantom Stock Unit Plan (the "Plan"). The Plan is effective as of October 23, 2006. The Plan provides for the grant of phantom stock units to outside directors of the Corporation as payment for a portion of the director's annual retainer. The units vest on the one-year anniversary of award or, if earlier, the date of a change in control event, contingent upon the director's continued service through such date.

Additionally, a one-time grant of 6000 units was awarded to the outside directors on October 23, 2006, vesting with respect to one-third of the units on each of the first three annual anniversaries of the date of the award or, if earlier, the date of a change in control event, contingent upon the director's continued service through such date.

The phantom stock units are payable in cash six months following the director's separation from service or, if earlier, upon the occurrence of certain change in control events. All units, whether or not vested, are forfeited if the director is removed for cause, and unvested units are forfeited if the director terminates service for any reason prior to vesting.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

10.1   Armstrong World Industries, Inc. 2006 Phantom Stock Unit Plan

10.2   Armstrong World Industries, Inc. 2006 Phantom Stock Unit Agreement form

10.3   Armstrong World Industries, Inc. 2006 Phantom Stock Unit Agreement form

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Armstrong World Industries, Inc.

Date: October 26, 2006	By:	/s/ John N. Rigas
John N. Rigas
Senior Vice President, Secretary and General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	phantom stock plan
EX-10.2	phantom unit agreement form
EX-10.3	phantom unit agreement form